Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Vision Sensing Acquisition Corp. (the “Company”) of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, proxy statement/prospectus included in such Registration Statement, and any and all amendments and supplements thereto as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the business combination described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 8, 2022

/s/ Patricia Ackerman
Patricia Ackerman